UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 19)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 29, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 57

1)	Names of Reporting Persons WRCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned By Each Reporting Person With	(7) Sole Voting Power 3,903,738
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 3,903,738
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,903,738
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 9.0%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 3 of 57

1)	Names of Reporting Persons WRCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned By Each Reporting Person With	(7) Sole Voting Power 200,000
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 200,000
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 200,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 0.5%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 4 of 57

1)	Names of Reporting Persons William R. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned By Each Reporting Person With	(7) Sole Voting Power 4,103,838
(8) Shared Voting Power -0-
(9) Sole Dispositive Power 4,103,838
(10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 4,103,838
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 9.4%
14)	Type of Reporting Person (See Instructions) IN

CUSIP No. 89267P 10 5	Page 5 of 57

This Amendment No. 19 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005, Amendment No. 8 filed on November 4, 2005, Amendment No. 9 filed on December 2, 2005, Amendment No. 10 filed on March 10, 2006, Amendment No. 11 filed on May 22, 2006, Amendment No. 12 filed on August 28, 2006, Amendment No. 13 filed on February 26, 2007, Amendment No. 14 filed on May 25, 2007, Amendment No. 15 filed on August 29, 2007, Amendment No. 16 filed on February 22, 2008, Amendment No. 17 filed on April 7, 2008 and Amendment No. 18 filed on May 30, 2008 (“Amendment No. 18”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 18 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-I 1997 Limited Partnership of 750,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on July 31, 2008, August 4, 2008, August 5, 2008, August 7, 2008, August 12, 2008, August 14, 2008, August 18, 2008, August 20, 2008, August 22, 2008, August 26, 2008, August 28, 2008, August 29, 2008 and September 2, 2008, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions since most recent filing on Schedule 13D through August 29, 2008:

(1) On July 29, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.94 per share;

CUSIP No. 89267P 10 5	Page 6 of 57

(2) On July 29, 2008, the limited partnership sold 221 shares of Common Stock on the open market for $10.92 per share;

(3) On July 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.91 per share;

(4) On July 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.90 per share;

(5) On July 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.89 per share;

(6) On July 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.88 per share;

(7) On July 29, 2008, the limited partnership sold 3,097 shares of Common Stock on the open market for $10.87 per share;

(8) On July 29, 2008, the limited partnership sold 1,467 shares of Common Stock on the open market for $10.86 per share;

(9) On July 29, 2008, the limited partnership sold 3,002 shares of Common Stock on the open market for $10.85 per share;

(10) On July 29, 2008, the limited partnership sold 3,057 shares of Common Stock on the open market for $10.84 per share;

(11) On July 29, 2008, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.83 per share;

(12) On July 29, 2008, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.82 per share;

(13) On July 29, 2008, the limited partnership sold 2,782 shares of Common Stock on the open market for $10.81 per share;

(14) On July 29, 2008, the limited partnership sold 3,100 shares of Common Stock on the open market for $10.80 per share;

(15) On July 29, 2008, the limited partnership sold 2,096 shares of Common Stock on the open market for $10.79 per share;

(16) On July 29, 2008, the limited partnership sold 1,399 shares of Common Stock on the open market for $10.78 per share;

(17) On July 29, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.77 per share;

CUSIP No. 89267P 10 5	Page 7 of 57

(18) On July 29, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.76 per share;

(19) On July 29, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.75 per share;

(20) On July 29, 2008, the limited partnership sold 2,379 shares of Common Stock on the open market for $10.74 per share;

(21) On July 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.73 per share;

(22) On July 29, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.72 per share;

(23) On July 29, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.70 per share;

(24) On July 29, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.69 per share;

(25) On July 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.68 per share;

(26) On July 29, 2008, the limited partnership sold 102 shares of Common Stock on the open market for $10.67 per share;

(27) On July 29, 2008, the limited partnership sold 98 shares of Common Stock on the open market for $10.66 per share;

(28) On July 30, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.17 per share;

(29) On July 30, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $11.16 per share;

(30) On July 30, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.15 per share;

(31) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.14 per share;

(32) On July 30, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.13 per share;

(33) On July 30, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $11.12 per share;

CUSIP No. 89267P 10 5	Page 8 of 57

(34) On July 30, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $11.11 per share;

(35) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.07 per share;

(36) On July 30, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.06 per share;

(37) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.05 per share;

(38) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.04 per share;

(39) On July 30, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.03 per share;

(40) On July 30, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.02 per share;

(41) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.01 per share;

(42) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.00 per share;

(43) On July 30, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.99 per share;

(44) On July 30, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.98 per share;

(45) On July 30, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.97 per share;

(46) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.96 per share;

(47) On July 30, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.95 per share;

(48) On July 30, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.94 per share;

(49) On July 30, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.93 per share;

CUSIP No. 89267P 10 5	Page 9 of 57

(50) On July 30, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.92 per share;

(51) On July 30, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.91 per share;

(52) On July 30, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.90 per share;

(53) On July 30, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.89 per share;

(54) On July 30, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.88 per share;

(55) On July 30, 2008, the limited partnership sold 6,200 shares of Common Stock on the open market for $10.87 per share;

(56) On July 30, 2008, the limited partnership sold 4,500 shares of Common Stock on the open market for $10.86 per share;

(57) On July 30, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.85 per share;

(58) On July 30, 2008, the limited partnership sold 3,300 shares of Common Stock on the open market for $10.84 per share;

(59) On July 30, 2008, the limited partnership sold 4,188 shares of Common Stock on the open market for $10.83 per share;

(60) On July 30, 2008, the limited partnership sold 3,012 shares of Common Stock on the open market for $10.82 per share;

(61) On July 30, 2008, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.81 per share;

(62) On July 30, 2008, the limited partnership sold 4,600 shares of Common Stock on the open market for $10.80 per share;

(63) On July 30, 2008, the limited partnership sold 3,000 shares of Common Stock on the open market for $10.79 per share;

(64) On July 30, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.78 per share;

(65) On July 30, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.77 per share;

CUSIP No. 89267P 10 5	Page 10 of 57

(66) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.76 per share;

(67) On July 30, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.75 per share;

(68) On July 31, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.01 per share;

(69) On July 31, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.98 per share;

(70) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.97 per share;

(71) On July 31, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.95 per share;

(72) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.94 per share;

(73) On July 31, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.93 per share;

(74) On July 31, 2008, the limited partnership sold 206 shares of Common Stock on the open market for $10.92 per share;

(75) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.91 per share;

(76) On July 31, 2008, the limited partnership sold 480 shares of Common Stock on the open market for $10.90 per share;

(77) On July 31, 2008, the limited partnership sold 2,414 shares of Common Stock on the open market for $10.89 per share;

(78) On July 31, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.88 per share;

(79) On July 31, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.87 per share;

(80) On July 31, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.86 per share;

(81) On July 31, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.85 per share;

CUSIP No. 89267P 10 5	Page 11 of 57

(82) On July 31, 2008, the limited partnership sold 650 shares of Common Stock on the open market for $10.84 per share;

(83) On July 31, 2008, the limited partnership sold 1,156 shares of Common Stock on the open market for $10.83 per share;

(84) On July 31, 2008, the limited partnership sold 894 shares of Common Stock on the open market for $10.82 per share;

(85) On July 31, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.81 per share;

(86) On July 31, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.80 per share;

(87) On July 31, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.79 per share;

(88) On July 31, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.78 per share;

(89) On July 31, 2008, the limited partnership sold 2,020 shares of Common Stock on the open market for $10.77 per share;

(90) On July 31, 2008, the limited partnership sold 1,280 shares of Common Stock on the open market for $10.76 per share;

(91) On July 31, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.75 per share;

(92) On July 31, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.74 per share;

(93) On July 31, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.69 per share;

(94) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.68 per share;

(95) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.67 per share;

(96) On July 31, 2008, the limited partnership sold 220 shares of Common Stock on the open market for $10.66 per share;

(97) On July 31, 2008, the limited partnership sold 590 shares of Common Stock on the open market for $10.65 per share;

CUSIP No. 89267P 10 5	Page 12 of 57

(98) On July 31, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.63 per share;

(99) On July 31, 2008, the limited partnership sold 90 shares of Common Stock on the open market for $10.62 per share;

(100) On July 31, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.61 per share;

(101) On August 1, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.07 per share;

(102) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.06 per share;

(103) On August 1, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.05 per share;

(104) On August 1, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.04 per share;

(105) On August 1, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.03 per share;

(106) On August 1, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.02 per share;

(107) On August 1, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.01 per share;

(108) On August 1, 2008, the limited partnership sold 5,000 shares of Common Stock on the open market for $11.00 per share;

(109) On August 1, 2008, the limited partnership sold 3,600 shares of Common Stock on the open market for $10.99 per share;

(110) On August 1, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.97 per share;

(111) On August 1, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.96 per share;

(112) On August 1, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.95 per share;

(113) On August 1, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.92 per share;

CUSIP No. 89267P 10 5	Page 13 of 57

(114) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.90 per share;

(115) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.88 per share;

(116) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.87 per share;

(117) On August 1, 2008, the limited partnership sold 483 shares of Common Stock on the open market for $10.83 per share;

(118) On August 1, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.82 per share;

(119) On August 1, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.81 per share;

(120) On August 1, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.80 per share;

(121) On August 1, 2008, the limited partnership sold 1,118 shares of Common Stock on the open market for $10.79 per share;

(122) On August 1, 2008, the limited partnership sold 399 shares of Common Stock on the open market for $10.78 per share;

(123) On August 1, 2008, the limited partnership sold 1,219 shares of Common Stock on the open market for $10.77 per share;

(124) On August 1, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.76 per share;

(125) On August 1, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.75 per share;

(126) On August 1, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.74 per share;

(127) On August 1, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.73 per share;

(128) On August 1, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.72 per share;

(129) On August 1, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.71 per share;

CUSIP No. 89267P 10 5	Page 14 of 57

(130) On August 1, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.70 per share;

(131) On August 1, 2008, the limited partnership sold 981 shares of Common Stock on the open market for $10.69 per share;

(132) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.68 per share;

(133) On August 1, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.67 per share;

(134) On August 1, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.66 per share;

(135) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.65 per share;

(136) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.64 per share;

(137) On August 1, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.63 per share;

(138) On August 1, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.62 per share;

(139) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.61 per share;

(140) On August 1, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.60 per share;

(141) On August 1, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.59 per share;

(142) On August 1, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.58 per share;

(143) On August 1, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.57 per share;

(144) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.55 per share;

(145) On August 1, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.54 per share;

CUSIP No. 89267P 10 5	Page 15 of 57

(146) On August 4, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.08 per share;

(147) On August 4, 2008, the limited partnership sold 452 shares of Common Stock on the open market for $11.07 per share;

(148) On August 4, 2008, the limited partnership sold 48 shares of Common Stock on the open market for $11.06 per share;

(149) On August 4, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.05 per share;

(150) On August 4, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $11.04 per share;

(151) On August 4, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.02 per share;

(152) On August 4, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $11.01 per share;

(153) On August 4, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $11.00 per share;

(154) On August 4, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.99 per share;

(155) On August 4, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.98 per share;

(156) On August 4, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.97 per share;

(157) On August 4, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.96 per share;

(158) On August 4, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.95 per share;

(159) On August 4, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.94 per share;

(160) On August 4, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.93 per share;

(161) On August 4, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.92 per share;

CUSIP No. 89267P 10 5	Page 16 of 57

(162) On August 4, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.91 per share;

(163) On August 4, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.90 per share;

(164) On August 4, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.89 per share;

(165) On August 4, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.88 per share;

(166) On August 4, 2008, the limited partnership sold 504 shares of Common Stock on the open market for $10.87 per share;

(167) On August 4, 2008, the limited partnership sold 396 shares of Common Stock on the open market for $10.86 per share;

(168) On August 4, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.85 per share;

(169) On August 4, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.84 per share;

(170) On August 4, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.83 per share;

(171) On August 4, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.82 per share;

(172) On August 4, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.81 per share;

(173) On August 4, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.80 per share;

(174) On August 4, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.79 per share;

(175) On August 4, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.78 per share;

(176) On August 4, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.77 per share;

(177) On August 4, 2008, the limited partnership sold 650 shares of Common Stock on the open market for $10.76 per share;

CUSIP No. 89267P 10 5	Page 17 of 57

(178) On August 4, 2008, the limited partnership sold 1,250 shares of Common Stock on the open market for $10.75 per share;

(179) On August 5, 2008, the limited partnership sold 249 shares of Common Stock on the open market for $11.11 per share;

(180) On August 5, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $11.10 per share;

(181) On August 5, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $11.08 per share;

(182) On August 5, 2008, the limited partnership sold 651 shares of Common Stock on the open market for $11.07 per share;

(183) On August 5, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $11.06 per share;

(184) On August 5, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.05 per share;

(185) On August 5, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $11.04 per share;

(186) On August 5, 2008, the limited partnership sold 2,500 shares of Common Stock on the open market for $11.03 per share;

(187) On August 5, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $11.02 per share;

(188) On August 5, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $11.01 per share;

(189) On August 5, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.00 per share;

(190) On August 5, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.98 per share;

(191) On August 5, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.96 per share;

(192) On August 5, 2008, the limited partnership sold 114 shares of Common Stock on the open market for $10.95 per share;

(193) On August 5, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.94 per share;

CUSIP No. 89267P 10 5	Page 18 of 57

(194) On August 5, 2008, the limited partnership sold 186 shares of Common Stock on the open market for $10.93 per share;

(195) On August 5, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.92 per share;

(196) On August 5, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.91 per share;

(197) On August 5, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.90 per share;

(198) On August 5, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.89 per share;

(199) On August 5, 2008, the limited partnership sold 3,700 shares of Common Stock on the open market for $10.88 per share;

(200) On August 5, 2008, the limited partnership sold 3,304 shares of Common Stock on the open market for $10.87 per share;

(201) On August 5, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.86 per share;

(202) On August 5, 2008, the limited partnership sold 1,496 shares of Common Stock on the open market for $10.85 per share;

(203) On August 5, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.84 per share;

(204) On August 5, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.83 per share;

(205) On August 5, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.82 per share;

(206) On August 5, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.81 per share;

(207) On August 5, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.80 per share;

(208) On August 5, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.79 per share;

(209) On August 5, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.78 per share;

CUSIP No. 89267P 10 5	Page 19 of 57

(210) On August 5, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.77 per share;

(211) On August 5, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.74 per share;

(212) On August 5, 2008, the limited partnership sold 150 shares of Common Stock on the open market for $10.56 per share;

(213) On August 5, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.55 per share;

(214) On August 5, 2008, the limited partnership sold 150 shares of Common Stock on the open market for $10.54 per share;

(215) On August 5, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.53 per share;

(216) On August 5, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.52 per share;

(217) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.06 per share;

(218) On August 6, 2008, the limited partnership sold 292 shares of Common Stock on the open market for $11.04 per share;

(219) On August 6, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $11.03 per share;

(220) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $11.02 per share;

(221) On August 6, 2008, the limited partnership sold 1,161 shares of Common Stock on the open market for $11.01 per share;

(222) On August 6, 2008, the limited partnership sold 2,400 shares of Common Stock on the open market for $11.00 per share;

(223) On August 6, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.99 per share;

(224) On August 6, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.98 per share;

(225) On August 6, 2008, the limited partnership sold 607 shares of Common Stock on the open market for $10.97 per share;

CUSIP No. 89267P 10 5	Page 20 of 57

(226) On August 6, 2008, the limited partnership sold 1,140 shares of Common Stock on the open market for $10.96 per share;

(227) On August 6, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.95 per share;

(228) On August 6, 2008, the limited partnership sold 3,100 shares of Common Stock on the open market for $10.94 per share;

(229) On August 6, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.93 per share;

(230) On August 6, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.92 per share;

(231) On August 6, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.91 per share;

(232) On August 6, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.90 per share;

(233) On August 6, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.89 per share;

(234) On August 6, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.88 per share;

(235) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.87 per share;

(236) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.86 per share;

(237) On August 6, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.85 per share;

(238) On August 6, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.84 per share;

(239) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.83 per share;

(240) On August 6, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.82 per share;

(241) On August 6, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.81 per share;

CUSIP No. 89267P 10 5	Page 21 of 57

(242) On August 6, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.80 per share;

(243) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.78 per share;

(244) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.77 per share;

(245) On August 6, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.65 per share;

(246) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.78 per share;

(247) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.76 per share;

(248) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.75 per share;

(249) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.72 per share;

(250) On August 7, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.71 per share;

(251) On August 7, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.70 per share;

(252) On August 7, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.69 per share;

(253) On August 7, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.68 per share;

(254) On August 7, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.67 per share;

(255) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.66 per share;

(256) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.65 per share;

(257) On August 7, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.64 per share;

CUSIP No. 89267P 10 5	Page 22 of 57

(258) On August 7, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.63 per share;

(259) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.62 per share;

(260) On August 7, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.61 per share;

(261) On August 7, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.60 per share;

(262) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.59 per share;

(263) On August 7, 2008, the limited partnership sold 2,800 shares of Common Stock on the open market for $10.58 per share;

(264) On August 7, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.57 per share;

(265) On August 7, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.56 per share;

(266) On August 7, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.55 per share;

(267) On August 7, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.54 per share;

(268) On August 7, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.53 per share;

(269) On August 7, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.52 per share;

(270) On August 7, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.51 per share;

(271) On August 7, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.50 per share;

(272) On August 7, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.39 per share;

(273) On August 7, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.38 per share;

CUSIP No. 89267P 10 5	Page 23 of 57

(274) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.82 per share;

(275) On August 8, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.77 per share;

(276) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.76 per share;

(277) On August 8, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.75 per share;

(278) On August 8, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.74 per share;

(279) On August 8, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.73 per share;

(280) On August 8, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.72 per share;

(281) On August 8, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.71 per share;

(282) On August 8, 2008, the limited partnership sold 4,918 shares of Common Stock on the open market for $10.70 per share;

(283) On August 8, 2008, the limited partnership sold 8,682 shares of Common Stock on the open market for $10.69 per share;

(284) On August 8, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.68 per share;

(285) On August 8, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.67 per share;

(286) On August 8, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.66 per share;

(287) On August 8, 2008, the limited partnership sold 653 shares of Common Stock on the open market for $10.65 per share;

(288) On August 8, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.64 per share;

(289) On August 8, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.63 per share;

CUSIP No. 89267P 10 5	Page 24 of 57

(290) On August 8, 2008, the limited partnership sold 655 shares of Common Stock on the open market for $10.62 per share;

(291) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.61 per share;

(292) On August 8, 2008, the limited partnership sold 1,547 shares of Common Stock on the open market for $10.60 per share;

(293) On August 8, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.59 per share;

(294) On August 8, 2008, the limited partnership sold 1,645 shares of Common Stock on the open market for $10.58 per share;

(295) On August 8, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.57 per share;

(296) On August 8, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.56 per share;

(297) On August 8, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.51 per share;

(298) On August 8, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.49 per share;

(299) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.46 per share;

(300) On August 8, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.42 per share;

(301) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.41 per share;

(302) On August 8, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.39 per share;

(303) On August 11, 2008, the limited partnership sold 348 shares of Common Stock on the open market for $11.01 per share;

(304) On August 11, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.99 per share;

(305) On August 11, 2008, the limited partnership sold 549 shares of Common Stock on the open market for $10.97 per share;

CUSIP No. 89267P 10 5	Page 25 of 57

(306) On August 11, 2008, the limited partnership sold 503 shares of Common Stock on the open market for $10.95 per share;

(307) On August 11, 2008, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.94 per share;

(308) On August 11, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.93 per share;

(309) On August 11, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.92 per share;

(310) On August 11, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.91 per share;

(311) On August 11, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.90 per share;

(312) On August 11, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.89 per share;

(313) On August 11, 2008, the limited partnership sold 1,715 shares of Common Stock on the open market for $10.88 per share;

(314) On August 11, 2008, the limited partnership sold 1,285 shares of Common Stock on the open market for $10.87 per share;

(315) On August 11, 2008, the limited partnership sold 4,400 shares of Common Stock on the open market for $10.86 per share;

(316) On August 11, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.85 per share;

(317) On August 11, 2008, the limited partnership sold 1,302 shares of Common Stock on the open market for $10.84 per share;

(318) On August 11, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.83 per share;

(319) On August 11, 2008, the limited partnership sold 1,669 shares of Common Stock on the open market for $10.82 per share;

(320) On August 11, 2008, the limited partnership sold 2,427 shares of Common Stock on the open market for $10.81 per share;

(321) On August 11, 2008, the limited partnership sold 1,402 shares of Common Stock on the open market for $10.80 per share;

CUSIP No. 89267P 10 5	Page 26 of 57

(322) On August 11, 2008, the limited partnership sold 2,098 shares of Common Stock on the open market for $10.79 per share;

(323) On August 11, 2008, the limited partnership sold 1,307 shares of Common Stock on the open market for $10.78 per share;

(324) On August 11, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.77 per share;

(325) On August 11, 2008, the limited partnership sold 2,893 shares of Common Stock on the open market for $10.76 per share;

(326) On August 11, 2008, the limited partnership sold 2,502 shares of Common Stock on the open market for $10.75 per share;

(327) On August 11, 2008, the limited partnership sold 2,514 shares of Common Stock on the open market for $10.74 per share;

(328) On August 11, 2008, the limited partnership sold 3,800 shares of Common Stock on the open market for $10.73 per share;

(329) On August 11, 2008, the limited partnership sold 2,286 shares of Common Stock on the open market for $10.72 per share;

(330) On August 11, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.71 per share;

(331) On August 11, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.69 per share;

(332) On August 11, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.68 per share;

(333) On August 11, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.64 per share;

(334) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.87 per share;

(335) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.86 per share;

(336) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.85 per share;

(337) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.84 per share;

CUSIP No. 89267P 10 5	Page 27 of 57

(338) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.83 per share;

(339) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.82 per share;

(340) On August 12, 2008, the limited partnership sold 308 shares of Common Stock on the open market for $10.81 per share;

(341) On August 12, 2008, the limited partnership sold 443 shares of Common Stock on the open market for $10.80 per share;

(342) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.79 per share;

(343) On August 12, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.78 per share;

(344) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.77 per share;

(345) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.76 per share;

(346) On August 12, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.75 per share;

(347) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.74 per share;

(348) On August 12, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.73 per share;

(349) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.72 per share;

(350) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.71 per share;

(351) On August 12, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.68 per share;

(352) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.67 per share;

(353) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.66 per share;

CUSIP No. 89267P 10 5	Page 28 of 57

(354) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.65 per share;

(355) On August 12, 2008, the limited partnership sold 357 shares of Common Stock on the open market for $10.64 per share;

(356) On August 12, 2008, the limited partnership sold 392 shares of Common Stock on the open market for $10.62 per share;

(357) On August 12, 2008, the limited partnership sold 133 shares of Common Stock on the open market for $10.61 per share;

(358) On August 12, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.60 per share;

(359) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.59 per share;

(360) On August 12, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.58 per share;

(361) On August 12, 2008, the limited partnership sold 946 shares of Common Stock on the open market for $10.57 per share;

(362) On August 12, 2008, the limited partnership sold 621 shares of Common Stock on the open market for $10.56 per share;

(363) On August 12, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.55 per share;

(364) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.54 per share;

(365) On August 12, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.53 per share;

(366) On August 12, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.52 per share;

(367) On August 12, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.51 per share;

(368) On August 12, 2008, the limited partnership sold 2,030 shares of Common Stock on the open market for $10.50 per share;

(369) On August 12, 2008, the limited partnership sold 970 shares of Common Stock on the open market for $10.49 per share;

CUSIP No. 89267P 10 5	Page 29 of 57

(370) On August 12, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.48 per share;

(371) On August 12, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.47 per share;

(372) On August 12, 2008, the limited partnership sold 651 shares of Common Stock on the open market for $10.46 per share;

(373) On August 12, 2008, the limited partnership sold 1,209 shares of Common Stock on the open market for $10.45 per share;

(374) On August 12, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.44 per share;

(375) On August 12, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.43 per share;

(376) On August 12, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.42 per share;

(377) On August 12, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.41 per share;

(378) On August 12, 2008, the limited partnership sold 640 shares of Common Stock on the open market for $10.40 per share;

(379) On August 12, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.39 per share;

(380) On August 12, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.38 per share;

(381) On August 12, 2008, the limited partnership sold 696 shares of Common Stock on the open market for $10.37 per share;

(382) On August 12, 2008, the limited partnership sold 104 shares of Common Stock on the open market for $10.36 per share;

(383) On August 12, 2008, the limited partnership sold 49 shares of Common Stock on the open market for $10.35 per share;

(384) On August 12, 2008, the limited partnership sold 19 shares of Common Stock on the open market for $10.33 per share;

(385) On August 12, 2008, the limited partnership sold 2,032 shares of Common Stock on the open market for $10.32 per share;

CUSIP No. 89267P 10 5	Page 30 of 57

(386) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.31 per share;

(387) On August 12, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.30 per share;

(388) On August 13, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.57 per share;

(389) On August 13, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.54 per share;

(390) On August 13, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.53 per share;

(391) On August 13, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.52 per share;

(392) On August 13, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.51 per share;

(393) On August 13, 2008, the limited partnership sold 3,205 shares of Common Stock on the open market for $10.50 per share;

(394) On August 13, 2008, the limited partnership sold 2,595 shares of Common Stock on the open market for $10.49 per share;

(395) On August 13, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.48 per share;

(396) On August 13, 2008, the limited partnership sold 2,741 shares of Common Stock on the open market for $10.47 per share;

(397) On August 13, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.46 per share;

(398) On August 13, 2008, the limited partnership sold 977 shares of Common Stock on the open market for $10.45 per share;

(399) On August 13, 2008, the limited partnership sold 1,923 shares of Common Stock on the open market for $10.44 per share;

(400) On August 13, 2008, the limited partnership sold 1,559 shares of Common Stock on the open market for $10.43 per share;

(401) On August 13, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.42 per share;

CUSIP No. 89267P 10 5	Page 31 of 57

(402) On August 13, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.41 per share;

(403) On August 13, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.40 per share;

(404) On August 13, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.39 per share;

(405) On August 13, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.38 per share;

(406) On August 13, 2008, the limited partnership sold 2,647 shares of Common Stock on the open market for $10.37 per share;

(407) On August 13, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.36 per share;

(408) On August 13, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.35 per share;

(409) On August 13, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.34 per share;

(410) On August 13, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.33 per share;

(411) On August 13, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.32 per share;

(412) On August 13, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.31 per share;

(413) On August 13, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.30 per share;

(414) On August 13, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.29 per share;

(415) On August 13, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.28 per share;

(416) On August 13, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.27 per share;

(417) On August 13, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.26 per share;

CUSIP No. 89267P 10 5	Page 32 of 57

(418) On August 13, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.25 per share;

(419) On August 13, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.24 per share;

(420) On August 13, 2008, the limited partnership sold 553 shares of Common Stock on the open market for $10.23 per share;

(421) On August 13, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.22 per share;

(422) On August 13, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.21 per share;

(423) On August 14, 2008, the limited partnership sold 389 shares of Common Stock on the open market for $10.57 per share;

(424) On August 14, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.55 per share;

(425) On August 14, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.54 per share;

(426) On August 14, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.51 per share;

(427) On August 14, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.50 per share;

(428) On August 14, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.49 per share;

(429) On August 14, 2008, the limited partnership sold 511 shares of Common Stock on the open market for $10.48 per share;

(430) On August 14, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.47 per share;

(431) On August 14, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.46 per share;

(432) On August 14, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.45 per share;

(433) On August 14, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.44 per share;

CUSIP No. 89267P 10 5	Page 33 of 57

(434) On August 14, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.43 per share;

(435) On August 14, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.42 per share;

(436) On August 14, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.41 per share;

(437) On August 14, 2008, the limited partnership sold 1,025 shares of Common Stock on the open market for $10.40 per share;

(438) On August 14, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.39 per share;

(439) On August 14, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.38 per share;

(440) On August 14, 2008, the limited partnership sold 475 shares of Common Stock on the open market for $10.37 per share;

(441) On August 14, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.36 per share;

(442) On August 14, 2008, the limited partnership sold 5,094 shares of Common Stock on the open market for $10.35 per share;

(443) On August 14, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.34 per share;

(444) On August 14, 2008, the limited partnership sold 1,357 shares of Common Stock on the open market for $10.33 per share;

(445) On August 14, 2008, the limited partnership sold 1,206 shares of Common Stock on the open market for $10.32 per share;

(446) On August 14, 2008, the limited partnership sold 1,043 shares of Common Stock on the open market for $10.31 per share;

(447) On August 14, 2008, the limited partnership sold 2,480 shares of Common Stock on the open market for $10.30 per share;

(448) On August 14, 2008, the limited partnership sold 4,120 shares of Common Stock on the open market for $10.29 per share;

(449) On August 14, 2008, the limited partnership sold 3,900 shares of Common Stock on the open market for $10.28 per share;

CUSIP No. 89267P 10 5	Page 34 of 57

(450) On August 14, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.27 per share;

(451) On August 14, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.26 per share;

(452) On August 14, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.25 per share;

(453) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.65 per share;

(454) On August 15, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.58 per share;

(455) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.57 per share;

(456) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.56 per share;

(457) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.55 per share;

(458) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.53 per share;

(459) On August 15, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.52 per share;

(460) On August 15, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.51 per share;

(461) On August 15, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.50 per share;

(462) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.49 per share;

(463) On August 15, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.48 per share;

(464) On August 15, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.47 per share;

(465) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.46 per share;

CUSIP No. 89267P 10 5	Page 35 of 57

(466) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.45 per share;

(467) On August 15, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.44 per share;

(468) On August 15, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.40 per share;

(469) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.39 per share;

(470) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.36 per share;

(471) On August 15, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.35 per share;

(472) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.34 per share;

(473) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.31 per share;

(474) On August 15, 2008, the limited partnership sold 2,188 shares of Common Stock on the open market for $10.30 per share;

(475) On August 15, 2008, the limited partnership sold 2,912 shares of Common Stock on the open market for $10.29 per share;

(476) On August 15, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.28 per share;

(477) On August 15, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.27 per share;

(478) On August 15, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.26 per share;

(479) On August 15, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.25 per share;

(480) On August 15, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.24 per share;

(481) On August 15, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.23 per share;

CUSIP No. 89267P 10 5	Page 36 of 57

(482) On August 15, 2008, the limited partnership sold 1,450 shares of Common Stock on the open market for $10.22 per share;

(483) On August 15, 2008, the limited partnership sold 1,650 shares of Common Stock on the open market for $10.21 per share;

(484) On August 15, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.20 per share;

(485) On August 15, 2008, the limited partnership sold 1,550 shares of Common Stock on the open market for $10.19 per share;

(486) On August 15, 2008, the limited partnership sold 650 shares of Common Stock on the open market for $10.18 per share;

(487) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.17 per share;

(488) On August 15, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.16 per share;

(489) On August 15, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.15 per share;

(490) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.14 per share;

(491) On August 15, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $10.13 per share;

(492) On August 15, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.12 per share;

(493) On August 18, 2008, the limited partnership sold 2 shares of Common Stock on the open market for $10.28 per share;

(494) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.26 per share;

(495) On August 18, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.25 per share;

(496) On August 18, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.24 per share;

(497) On August 18, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.23 per share;

CUSIP No. 89267P 10 5	Page 37 of 57

(498) On August 18, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.22 per share;

(499) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.21 per share;

(500) On August 18, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.20 per share;

(501) On August 18, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.19 per share;

(502) On August 18, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.18 per share;

(503) On August 18, 2008, the limited partnership sold 442 shares of Common Stock on the open market for $10.17 per share;

(504) On August 18, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.16 per share;

(505) On August 18, 2008, the limited partnership sold 1,558 shares of Common Stock on the open market for $10.15 per share;

(506) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.145 per share;

(507) On August 18, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.14 per share;

(508) On August 18, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.13 per share;

(509) On August 18, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.12 per share;

(510) On August 18, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.10 per share;

(511) On August 18, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $10.08 per share;

(512) On August 18, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.07 per share;

(513) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.06 per share;

CUSIP No. 89267P 10 5	Page 38 of 57

(514) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.05 per share;

(515) On August 18, 2008, the limited partnership sold 198 shares of Common Stock on the open market for $10.04 per share;

(516) On August 18, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.03 per share;

(517) On August 18, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $10.02 per share;

(518) On August 18, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $10.01 per share;

(519) On August 18, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.00 per share;

(520) On August 18, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.98 per share;

(521) On August 18, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.97 per share;

(522) On August 18, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.96 per share;

(523) On August 18, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.95 per share;

(524) On August 18, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.94 per share;

(525) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.93 per share;

(526) On August 18, 2008, the limited partnership sold 1,150 shares of Common Stock on the open market for $9.92 per share;

(527) On August 18, 2008, the limited partnership sold 650 shares of Common Stock on the open market for $9.91 per share;

(528) On August 18, 2008, the limited partnership sold 2,300 shares of Common Stock on the open market for $9.90 per share;

(529) On August 18, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.89 per share;

CUSIP No. 89267P 10 5	Page 39 of 57

(530) On August 19, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.82 per share;

(531) On August 19, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.81 per share;

(532) On August 19, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.80 per share;

(533) On August 19, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.79 per share;

(534) On August 19, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.78 per share;

(535) On August 19, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.77 per share;

(536) On August 19, 2008, the limited partnership sold 696 shares of Common Stock on the open market for $9.76 per share;

(537) On August 19, 2008, the limited partnership sold 604 shares of Common Stock on the open market for $9.75 per share;

(538) On August 19, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.71 per share;

(539) On August 19, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.70 per share;

(540) On August 19, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.68 per share;

(541) On August 19, 2008, the limited partnership sold 2,300 shares of Common Stock on the open market for $9.65 per share;

(542) On August 19, 2008, the limited partnership sold 1,150 shares of Common Stock on the open market for $9.64 per share;

(543) On August 19, 2008, the limited partnership sold 2,250 shares of Common Stock on the open market for $9.63 per share;

(544) On August 19, 2008, the limited partnership sold 2,900 shares of Common Stock on the open market for $9.62 per share;

(545) On August 19, 2008, the limited partnership sold 3,222 shares of Common Stock on the open market for $9.61 per share;

CUSIP No. 89267P 10 5	Page 40 of 57

(546) On August 19, 2008, the limited partnership sold 2,878 shares of Common Stock on the open market for $9.60 per share;

(547) On August 19, 2008, the limited partnership sold 1,365 shares of Common Stock on the open market for $9.59 per share;

(548) On August 19, 2008, the limited partnership sold 1,459 shares of Common Stock on the open market for $9.58 per share;

(549) On August 19, 2008, the limited partnership sold 535 shares of Common Stock on the open market for $9.57 per share;

(550) On August 19, 2008, the limited partnership sold 441 shares of Common Stock on the open market for $9.56 per share;

(551) On August 19, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $9.55 per share;

(552) On August 19, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.54 per share;

(553) On August 19, 2008, the limited partnership sold 1,142 shares of Common Stock on the open market for $9.53 per share;

(554) On August 19, 2008, the limited partnership sold 1,458 shares of Common Stock on the open market for $9.52 per share;

(555) On August 19, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.51 per share;

(556) On August 19, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.50 per share;

(557) On August 20, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.67 per share;

(558) On August 20, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.66 per share;

(559) On August 20, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.65 per share;

(560) On August 20, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.64 per share;

(561) On August 20, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.63 per share;

CUSIP No. 89267P 10 5	Page 41 of 57

(562) On August 20, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.61 per share;

(563) On August 20, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.60 per share;

(564) On August 20, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.59 per share;

(565) On August 20, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.58 per share;

(566) On August 20, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.57 per share;

(567) On August 20, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.56 per share;

(568) On August 20, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.55 per share;

(569) On August 20, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.54 per share;

(570) On August 20, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.53 per share;

(571) On August 20, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.52 per share;

(572) On August 20, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.51 per share;

(573) On August 20, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.50 per share;

(574) On August 20, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.49 per share;

(575) On August 20, 2008, the limited partnership sold 1,800 shares of Common Stock on the open market for $9.48 per share;

(576) On August 20, 2008, the limited partnership sold 5,100 shares of Common Stock on the open market for $9.47 per share;

(577) On August 20, 2008, the limited partnership sold 2,800 shares of Common Stock on the open market for $9.46 per share;

CUSIP No. 89267P 10 5	Page 42 of 57

(578) On August 20, 2008, the limited partnership sold 3,600 shares of Common Stock on the open market for $9.45 per share;

(579) On August 20, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.44 per share;

(580) On August 20, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.43 per share;

(581) On August 20, 2008, the limited partnership sold 3,100 shares of Common Stock on the open market for $9.42 per share;

(582) On August 20, 2008, the limited partnership sold 2,300 shares of Common Stock on the open market for $9.41 per share;

(583) On August 20, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.40 per share;

(584) On August 20, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $9.39 per share;

(585) On August 20, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.38 per share;

(586) On August 20, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.37 per share;

(587) On August 20, 2008, the limited partnership sold 2,900 shares of Common Stock on the open market for $9.36 per share;

(588) On August 20, 2008, the limited partnership sold 2,000 shares of Common Stock on the open market for $9.35 per share;

(589) On August 20, 2008, the limited partnership sold 2,800 shares of Common Stock on the open market for $9.34 per share;

(590) On August 20, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.33 per share;

(591) On August 20, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.32 per share;

(592) On August 20, 2008, the limited partnership sold 2,300 shares of Common Stock on the open market for $9.31 per share;

(593) On August 20, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.30 per share;

CUSIP No. 89267P 10 5	Page 43 of 57

(594) On August 20, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.29 per share;

(595) On August 21, 2008, the limited partnership sold 64 shares of Common Stock on the open market for $9.54 per share;

(596) On August 21, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.49 per share;

(597) On August 21, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.48 per share;

(598) On August 21, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.47 per share;

(599) On August 21, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.46 per share;

(600) On August 21, 2008, the limited partnership sold 819 shares of Common Stock on the open market for $9.45 per share;

(601) On August 21, 2008, the limited partnership sold 1,067 shares of Common Stock on the open market for $9.44 per share;

(602) On August 21, 2008, the limited partnership sold 1,250 shares of Common Stock on the open market for $9.43 per share;

(603) On August 21, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.42 per share;

(604) On August 21, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.41 per share;

(605) On August 21, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $9.40 per share;

(606) On August 21, 2008, the limited partnership sold 4,625 shares of Common Stock on the open market for $9.39 per share;

(607) On August 21, 2008, the limited partnership sold 3,175 shares of Common Stock on the open market for $9.38 per share;

(608) On August 21, 2008, the limited partnership sold 3,308 shares of Common Stock on the open market for $9.37 per share;

(609) On August 21, 2008, the limited partnership sold 3,300 shares of Common Stock on the open market for $9.36 per share;

CUSIP No. 89267P 10 5	Page 44 of 57

(610) On August 21, 2008, the limited partnership sold 1,500 shares of Common Stock on the open market for $9.35 per share;

(611) On August 21, 2008, the limited partnership sold 5,400 shares of Common Stock on the open market for $9.34 per share;

(612) On August 21, 2008, the limited partnership sold 2,600 shares of Common Stock on the open market for $9.33 per share;

(613) On August 21, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.32 per share;

(614) On August 21, 2008, the limited partnership sold 1,867 shares of Common Stock on the open market for $9.31 per share;

(615) On August 21, 2008, the limited partnership sold 925 shares of Common Stock on the open market for $9.30 per share;

(616) On August 21, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.29 per share;

(617) On August 21, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.27 per share;

(618) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.67 per share;

(619) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.66 per share;

(620) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.65 per share;

(621) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.64 per share;

(622) On August 22, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.63 per share;

(623) On August 22, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.62 per share;

(624) On August 22, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.61 per share;

(625) On August 22, 2008, the limited partnership sold 1,330 shares of Common Stock on the open market for $9.60 per share;

CUSIP No. 89267P 10 5	Page 45 of 57

(626) On August 22, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.59 per share;

(627) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.58 per share;

(628) On August 22, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.57 per share;

(629) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.56 per share;

(630) On August 22, 2008, the limited partnership sold 2,495 shares of Common Stock on the open market for $9.55 per share;

(631) On August 22, 2008, the limited partnership sold 2,700 shares of Common Stock on the open market for $9.54 per share;

(632) On August 22, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.53 per share;

(633) On August 22, 2008, the limited partnership sold 505 shares of Common Stock on the open market for $9.52 per share;

(634) On August 22, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.51 per share;

(635) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.50 per share;

(636) On August 22, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.49 per share;

(637) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.48 per share;

(638) On August 22, 2008, the limited partnership sold 270 shares of Common Stock on the open market for $9.47 per share;

(639) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.46 per share;

(640) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.45 per share;

(641) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.44 per share;

CUSIP No. 89267P 10 5	Page 46 of 57

(642) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.43 per share;

(643) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.42 per share;

(644) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.41 per share;

(645) On August 22, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.40 per share;

(646) On August 22, 2008, the limited partnership sold 3,200 shares of Common Stock on the open market for $9.39 per share;

(647) On August 22, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.36 per share;

(648) On August 22, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.26 per share;

(649) On August 25, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.48 per share;

(650) On August 25, 2008, the limited partnership sold 352 shares of Common Stock on the open market for $9.47 per share;

(651) On August 25, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.46 per share;

(652) On August 25, 2008, the limited partnership sold 548 shares of Common Stock on the open market for $9.45 per share;

(653) On August 25, 2008, the limited partnership sold 1,497 shares of Common Stock on the open market for $9.44 per share;

(654) On August 25, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.43 per share;

(655) On August 25, 2008, the limited partnership sold 702 shares of Common Stock on the open market for $9.42 per share;

(656) On August 25, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.41 per share;

(657) On August 25, 2008, the limited partnership sold 98 shares of Common Stock on the open market for $9.40 per share;

CUSIP No. 89267P 10 5	Page 47 of 57

(658) On August 25, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.38 per share;

(659) On August 25, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.37 per share;

(660) On August 25, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.36 per share;

(661) On August 25, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.35 per share;

(662) On August 25, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.34 per share;

(663) On August 25, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.33 per share;

(664) On August 25, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.32 per share;

(665) On August 25, 2008, the limited partnership sold 2,300 shares of Common Stock on the open market for $9.31 per share;

(666) On August 25, 2008, the limited partnership sold 2,500 shares of Common Stock on the open market for $9.30 per share;

(667) On August 25, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.29 per share;

(668) On August 25, 2008, the limited partnership sold 1,403 shares of Common Stock on the open market for $9.28 per share;

(669) On August 25, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.27 per share;

(670) On August 25, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.26 per share;

(671) On August 25, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.25 per share;

(672) On August 25, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.24 per share;

(673) On August 26, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.43 per share;

CUSIP No. 89267P 10 5	Page 48 of 57

(674) On August 26, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.42 per share;

(675) On August 26, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.41 per share;

(676) On August 26, 2008, the limited partnership sold 3,327 shares of Common Stock on the open market for $9.40 per share;

(677) On August 26, 2008, the limited partnership sold 6,357 shares of Common Stock on the open market for $9.39 per share;

(678) On August 26, 2008, the limited partnership sold 4,073 shares of Common Stock on the open market for $9.38 per share;

(679) On August 26, 2008, the limited partnership sold 3,700 shares of Common Stock on the open market for $9.37 per share;

(680) On August 26, 2008, the limited partnership sold 1,800 shares of Common Stock on the open market for $9.36 per share;

(681) On August 26, 2008, the limited partnership sold 2,143 shares of Common Stock on the open market for $9.35 per share;

(682) On August 26, 2008, the limited partnership sold 1,817 shares of Common Stock on the open market for $9.34 per share;

(683) On August 26, 2008, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.33 per share;

(684) On August 26, 2008, the limited partnership sold 2,283 shares of Common Stock on the open market for $9.32 per share;

(685) On August 26, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.31 per share;

(686) On August 26, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.30 per share;

(687) On August 26, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.29 per share;

(688) On August 26, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.28 per share;

(689) On August 26, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.27 per share;

CUSIP No. 89267P 10 5	Page 49 of 57

(690) On August 26, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.26 per share;

(691) On August 26, 2008, the limited partnership sold 850 shares of Common Stock on the open market for $9.25 per share;

(692) On August 26, 2008, the limited partnership sold 550 shares of Common Stock on the open market for $9.24 per share;

(693) On August 26, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.23 per share;

(694) On August 26, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.20 per share;

(695) On August 27, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.67 per share;

(696) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.66 per share;

(697) On August 27, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.65 per share;

(698) On August 27, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.64 per share;

(699) On August 27, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.63 per share;

(700) On August 27, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.62 per share;

(701) On August 27, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.61 per share;

(702) On August 27, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.60 per share;

(703) On August 27, 2008, the limited partnership sold 960 shares of Common Stock on the open market for $9.59 per share;

(704) On August 27, 2008, the limited partnership sold 1,940 shares of Common Stock on the open market for $9.58 per share;

(705) On August 27, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.57 per share;

CUSIP No. 89267P 10 5	Page 50 of 57

(706) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.56 per share;

(707) On August 27, 2008, the limited partnership sold 1,800 shares of Common Stock on the open market for $9.55 per share;

(708) On August 27, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.54 per share;

(709) On August 27, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.53 per share;

(710) On August 27, 2008, the limited partnership sold 1,538 shares of Common Stock on the open market for $9.52 per share;

(711) On August 27, 2008, the limited partnership sold 2,462 shares of Common Stock on the open market for $9.51 per share;

(712) On August 27, 2008, the limited partnership sold 3,400 shares of Common Stock on the open market for $9.50 per share;

(713) On August 27, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.49 per share;

(714) On August 27, 2008, the limited partnership sold 800 shares of Common Stock on the open market for $9.48 per share;

(715) On August 27, 2008, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.47 per share;

(716) On August 27, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $9.46 per share;

(717) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.45 per share;

(718) On August 27, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.44 per share;

(719) On August 27, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.42 per share;

(720) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.41 per share;

(721) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.40 per share;

CUSIP No. 89267P 10 5	Page 51 of 57

(722) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.39 per share;

(723) On August 27, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.38 per share;

(724) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.37 per share;

(725) On August 27, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.36 per share;

(726) On August 27, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.35 per share;

(727) On August 27, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.34 per share;

(728) On August 27, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.33 per share;

(729) On August 27, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.25 per share;

(730) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $10.00 per share;

(731) On August 28, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.99 per share;

(732) On August 28, 2008, the limited partnership sold 1,057 shares of Common Stock on the open market for $9.98 per share;

(733) On August 28, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $9.97 per share;

(734) On August 28, 2008, the limited partnership sold 3,443 shares of Common Stock on the open market for $9.96 per share;

(735) On August 28, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.95 per share;

(736) On August 28, 2008, the limited partnership sold 1,539 shares of Common Stock on the open market for $9.94 per share;

(737) On August 28, 2008, the limited partnership sold 961 shares of Common Stock on the open market for $9.93 per share;

CUSIP No. 89267P 10 5	Page 52 of 57

(738) On August 28, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.92 per share;

(739) On August 28, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $9.91 per share;

(740) On August 28, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.90 per share;

(741) On August 28, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $9.89 per share;

(742) On August 28, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.88 per share;

(743) On August 28, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $9.87 per share;

(744) On August 28, 2008, the limited partnership sold 751 shares of Common Stock on the open market for $9.86 per share;

(745) On August 28, 2008, the limited partnership sold 849 shares of Common Stock on the open market for $9.85 per share;

(746) On August 28, 2008, the limited partnership sold 900 shares of Common Stock on the open market for $9.84 per share;

(747) On August 28, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.83 per share;

(748) On August 28, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.81 per share;

(749) On August 28, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.80 per share;

(750) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.79 per share;

(751) On August 28, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.78 per share;

(752) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.77 per share;

(753) On August 28, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.74 per share;

CUSIP No. 89267P 10 5	Page 53 of 57

(754) On August 28, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.73 per share;

(755) On August 28, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $9.72 per share;

(756) On August 28, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.71 per share;

(757) On August 28, 2008, the limited partnership sold 919 shares of Common Stock on the open market for $9.70 per share;

(758) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.69 per share;

(759) On August 28, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.67 per share;

(760) On August 28, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.66 per share;

(761) On August 28, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.65 per share;

(762) On August 28, 2008, the limited partnership sold 300 shares of Common Stock on the open market for $9.64 per share;

(763) On August 28, 2008, the limited partnership sold 281 shares of Common Stock on the open market for $9.63 per share;

(764) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.62 per share;

(765) On August 28, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.57 per share;

(766) On August 29, 2008, the limited partnership sold 600 shares of Common Stock on the open market for $10.17 per share;

(767) On August 29, 2008, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.16 per share;

(768) On August 29, 2008, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.15 per share;

(769) On August 29, 2008, the limited partnership sold 4,745 shares of Common Stock on the open market for $10.14 per share;

CUSIP No. 89267P 10 5	Page 54 of 57

(770) On August 29, 2008, the limited partnership sold 5,155 shares of Common Stock on the open market for $10.13 per share;

(771) On August 29, 2008, the limited partnership sold 3,300 shares of Common Stock on the open market for $10.12 per share;

(772) On August 29, 2008, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.11 per share;

(773) On August 29, 2008, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.10 per share;

(774) On August 29, 2008, the limited partnership sold 950 shares of Common Stock on the open market for $10.09 per share;

(775) On August 29, 2008, the limited partnership sold 850 shares of Common Stock on the open market for $10.08 per share;

(776) On August 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.07 per share;

(777) On August 29, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $10.06 per share;

(778) On August 29, 2008, the limited partnership sold 500 shares of Common Stock on the open market for $10.05 per share;

(779) On August 29, 2008, the limited partnership sold 399 shares of Common Stock on the open market for $10.04 per share;

(780) On August 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $10.03 per share;

(781) On August 29, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.02 per share;

(782) On August 29, 2008, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.01 per share;

(783) On August 29, 2008, the limited partnership sold 3,901 shares of Common Stock on the open market for $10.00 per share;

(784) On August 29, 2008, the limited partnership sold 2,300 shares of Common Stock on the open market for $9.99 per share;

(785) On August 29, 2008, the limited partnership sold 2,800 shares of Common Stock on the open market for $9.98 per share;

CUSIP No. 89267P 10 5	Page 55 of 57

(786) On August 29, 2008, the limited partnership sold 1,900 shares of Common Stock on the open market for $9.97 per share;

(787) On August 29, 2008, the limited partnership sold 700 shares of Common Stock on the open market for $9.96 per share;

(788) On August 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.95 per share;

(789) On August 29, 2008, the limited partnership sold 400 shares of Common Stock on the open market for $9.94 per share;

(790) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.92 per share;

(791) On August 29, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.91 per share;

(792) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.89 per share;

(793) On August 29, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.88 per share;

(794) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.87 per share;

(795) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.86 per share;

(796) On August 29, 2008, the limited partnership sold 200 shares of Common Stock on the open market for $9.85 per share; and

(797) On August 29, 2008, the limited partnership sold 100 shares of Common Stock on the open market for $9.82 per share.

(d) Not applicable.

(e) Not applicable.

Information with respect to WRCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

CUSIP No. 89267P 10 5	Page 56 of 57

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions since most recent filing on Schedule 13D through August 29, 2008: None.

(d) Not applicable.

(e) Not applicable.

Information with respect to William R. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions since most recent filing on Schedule 13D through August 29, 2008: See information above regarding transactions since most recent filing on Schedule 13D by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

[Signatures on next page]

CUSIP No. 89267P 10 5	Page 57 of 57

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 8, 2008	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP, Inc., the general partner of WRCF-I 1997 Limited Partnership
(Name and Title)

September 8, 2008	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II Manager, Inc., the managing member of WRCF-II GP, LLC, the general partner of WRCF-II 1997 Limited Partnership
(Name and Title)

September 8, 2008	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)